UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 2, 2024
CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Nevada	001-34611	20-2745790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2424 N Federal Highway, Suite 208, Boca Raton, Florida 33431
(Address of principal executive offices and zip code)

Registrant’s telephone number including area code :(561) 276-2239

Not Applicable
Former Name or Former Address (If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value per share	CELH	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Langhans Employment Agreement

On February 2, 2024, Celsius Holdings, Inc., a Nevada Corporation (the “Company”) entered into an employment agreement (the “Langhans Employment Agreement”) with Mr. Jarrod Langhans, the Company’s Chief Financial Officer, which agreement is effective as of January 1, 2024 and replaces Mr. Langhans’ existing employment agreement. The Langhans Employment Agreement provides for a three-year initial term which automatically extends for additional one-year periods unless either party provides notice of termination to the other party at least ninety days in advance of the next scheduled renewal date. Under the terms of the Langhans Employment Agreement, the Company will pay Mr. Langhans an annual base salary of $500,000, which amount is subject to periodic review by the Board. Mr. Langhans is eligible to receive an annual cash bonus in an amount equal to 50% of his base salary upon achievement of performance targets determined by the Compensation Committee of the Board and approved by the Board. The Company would pay any such bonus annually within 90 days following the end of the performance year on which such bonus is based. In accordance with the terms of the Langhans Employment Agreement, Mr. Langhans also is entitled to receive annual equity awards, in amounts and on terms to be determined by the Board.

If Mr. Langhans’ employment is terminated by the Company without Cause or by Mr. Langhans for Good Reason (each such capitalized term as defined in the Langhans Employment Agreement), then the Company will pay Mr. Langhans all amounts accrued but unpaid as of the effective date of such termination, as well as an amount equal to the sum of his base salary in effect at the time of termination and his target annual performance bonus for the calendar year in which the termination occurs, paid in equal installments over a twelve month period. In the event of a termination due to death or disability, the Company will pay to Mr. Langhans' designee or estate a lump sum amount equal to the sum of his then current base salary plus a pro rata portion of his most recent performance bonus based on the number of full months he was employed in the year of death or disability, together with certain acceleration of vesting of equity then held by Mr. Langhans.

Notwithstanding the foregoing, if a termination without Cause or for Good Reason occurs within three months before or twenty-four months after a Change in Control (as defined in the Langhans Employment Agreement), Mr. Langhans will receive, in addition to all amounts accrued but unpaid as of the effective date of such termination: (i) an amount equal to one and one-half times the sum of his base salary in effect at the time of termination and his target annual performance bonus for the calendar year in which the termination occurs; (ii) full vesting of all outstanding equity, including performance based awards which shall vest at target; and (iii) certain COBRA related payments.

Any such severance or change in control benefits are contingent upon Mr. Langhans entering into and not revoking a customary release of claims in favor of the Company.

The Langhans Employment Agreement also provides for (a) reimbursement of reasonable business expenses, (b) participation in the Company’s benefit plans, (c) the payment of the insurance plan costs for Mr. Langhans and his immediate family members, and (d) paid vacation days in accordance with the Company’s policies, as in effect from time to time. The Langhans Employment Agreement also contains customary covenants related to non-solicitation, non-competition, confidentiality, inventions, and intellectual property rights.

The foregoing description of the Langhans Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

Exhibit No	Description
10.1	Employment Agreement with Jarrod Langhans, effective January 1, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

Date: February 2, 2024	By:	/s/ Richard Mattessich
Richard Mattessich, Chief Legal Officer